Exhibit (a)(1)(B)
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
OFFER TO EXERCISE
WARRANTS TO PURCHASE COMMON STOCK
OF
OCCIDENTAL PETROLEUM CORPORATION
March 3, 2025
THE OFFER TO EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 5:00 P.M. (EASTERN TIME) ON MARCH 31, 2025, UNLESS THE OFFER PERIOD IS EXTENDED.
In this Offer to Exercise, we refer to Occidental Petroleum Corporation, a Delaware corporation, as “we,” “us,” “Occidental” or the “Company,” and eligible holders of outstanding warrants as “you.”
As of February 24, 2025, the Company had outstanding 74,020,695 warrants (the “Warrants”), each representing the right to purchase one share of the Company’s common stock, par value $0.20 per share (the “Common Stock”), which were initially issued as a dividend to holders of the Company’s Common Stock. Each Warrant is exercisable at a cash exercise price of $22.00 per Warrant.
The Company is offering the holders of the Warrants, upon the terms and subject to the conditions set forth herein, the opportunity to exercise the Warrants at a temporarily reduced exercise price of $21.30 per Warrant (the “Offer to Exercise”). There is no minimum participation requirement with respect to the Offer to Exercise.
On March 3, 2025, the Company and Equiniti Trust Company, LLC, in its capacity as warrant agent for the Warrants, entered into an amendment to the warrant agreement dated as of July 24, 2020, by and between the Company and Equiniti Trust Company, LLC, as the depositary agent and warrant and transfer agent (the “Depositary Agent” and such warrant agreement, the “Warrant Agreement”), pursuant to which the exercise price of each Warrant is temporarily reduced to $21.30 for the period that begins on March 3, 2025, which is the date the materials relating to this Offer to Exercise are first being sent to the holders of the Warrants, and ends at 5:00 p.m. (Eastern Time) on March 31, 2025 (as the same may be extended by the Company in its sole discretion, the “Expiration Date”). Notwithstanding the temporary reduction of the exercise price of the Warrants, during the offer period, holders of Warrants may exercise such Warrants at the initial exercise price of $22.00 per Warrant by following the procedures set forth in the Warrant Agreement, and instructing the Depositary Agent to issue the shares purchased pursuant to such Warrant exercise to you or your broker or nominee in book-entry form. Other than as set forth above, the terms of the Warrants will remain unmodified and in full force and effect. Following the Expiration Date, holders of the Warrants may no longer exercise the Warrants at the temporarily reduced exercise price of $21.30 per Warrant. Warrant holders should contact D.F. King & Co., Inc., which is acting as Information Agent for the Offer to Exercise, or the broker or other nominee who holds their Warrants if such holder has any questions or needs assistance with respect to the Offer to Exercise, including to confirm the steps required to validly tender Warrants for exercise at the temporarily reduced exercise price.

On February 18, 2024, the Company announced that its board of directors had declared a quarterly cash dividend of $0.24 per share of Common Stock, payable on April 15, 2025 to stockholders of record as of the close of business on March 10, 2025. A holder of unexercised Warrants is not entitled to receive dividends on the shares of Common Stock issuable upon exercise of the Warrants until such Warrants have been exercised and then only if such holder holds shares of Common Stock as of the applicable record date. Warrant holders who choose to participate in this Offer to Exercise will be required to exercise their Warrants on the Expiration Date, which will occur after March 10, 2025. Accordingly, such Warrant holders will not be holders of Common Stock as of the March 10, 2025 record date and will not be eligible to receive the quarterly cash dividend payable on April 15, 2025 for any tendered Warrants. In determining the temporarily reduced exercise price of $21.30 per Warrant, the Company gave consideration to the fact that Warrant holders who choose to participate in the Offer to Exercise will not be eligible to receive the quarterly cash dividend payable on April 15, 2025 in respect of the shares of Common Stock issuable upon exercise of any tendered Warrants. If the conditions of the Offer to Exercise are not met, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. If the Offer to Exercise is terminated or withdrawn after the close of business on March 10, 2025, Warrant holders will not be able to exercise their Warrants at the temporarily reduced exercise price of $21.30 per Warrant and will not be eligible to receive the quarterly cash dividend payable on April 15, 2025 in respect of the shares of Common Stock issuable upon exercise of any tendered Warrants.
The Offer to Exercise is conditioned on the Company having in place an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), in respect of the registration of the offering of the shares of Common Stock issuable upon exercise of the Warrants, at the temporarily reduced exercise price of $21.30 per Warrant (the “Registration Statement Condition”). The Company has an effective registration statement on Form S-3 (File No. 333-266420) (the “Registration Statement”) that includes a prospectus dated July 29, 2022 (such prospectus, as supplemented on March 3, 2025, the “Prospectus”) relating to the offering of the shares of Common Stock issuable upon exercise of the Warrants, and has filed with the U.S. Securities and Exchange Commission (the “SEC”) a prospectus supplement dated March 3, 2025, relating to the Registration Statement and the Prospectus (the “Supplement”) in respect of the exercise of the Warrants at the reduced exercise price of $21.30 per Warrant. Accordingly, the Registration Statement and the Prospectus, as supplemented by the Supplement, reflect the terms of the Warrants as modified by this Offer to Exercise.
The Company will not complete the Offer to Exercise unless, at such time, the Registration Statement remains effective. If the Registration Statement ceases to be effective, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Company will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise — Section 6. Extension of Offer to Exercise Period; Termination; Amendments.” If the Company terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire because the Registration Statement ceases to be effective, the Company will return any tendered Warrants and all amounts delivered in respect of the exercise price thereof promptly following such expiration, termination or withdrawal.
The purpose of the Offer to Exercise is to encourage the exercise of the Warrants by temporarily reducing the exercise price, which will provide funds to the Company, which the Company intends to use for general corporate purposes, which may include the redemption or repayment of certain of our outstanding indebtedness. If all of the outstanding Warrants are exercised at the temporarily reduced exercise price, the Company would receive gross proceeds of approximately $1.6 billion. Please see “Description of the Offer to Exercise — Section 1. Purposes of the Offer to Exercise and Use of Proceeds; Plans or Proposals” below for additional information regarding the purposes of the Offer to Exercise.
You may elect to participate in the Offer to Exercise with respect to some, all or none of your Warrants. If you choose not to participate in the Offer to Exercise, your Warrants will remain outstanding and exercisable, with an exercise price of $22.00 per Warrant, following the Expiration Date.

The period during which the Warrants may be exercised at a temporarily reduced price of $21.30 per Warrant, pursuant to this Offer to Exercise, will commence on March 3, 2025 (the date the materials relating to the Offer to Exercise are first being sent to the holders) and run through the Expiration Date. If you properly tender (and do not validly withdraw) your Warrants and the other Acceptance and Exercise Deliveries described below, on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries. NOTE THAT TENDERED WARRANTS WILL NOT BE DEEMED EXERCISED UNTIL THE EXPIRATION DATE AND THEIR ACCEPTANCE BY THE COMPANY.
Subject to satisfaction of the Registration Statement Condition, the Company will issue shares of Common Stock at the temporarily reduced exercise price of $21.30 per Warrant for all Warrants that are validly tendered in accordance with the terms and conditions of the Offer to Exercise and the attached Election to Participate and Exercise Warrants and that are not validly withdrawn.
IMPORTANT PROCEDURES
This Offer to Exercise, together with the Election to Participate and Exercise Warrants, the Notice of Withdrawal and the Notice of Guaranteed Delivery, constitute the “Offering Materials.” These Offering Materials provide information regarding the Offer to Exercise and instructions as to how you can exercise a Warrant at the temporarily reduced exercise price of $21.30 per Warrant. You should read all of the materials carefully before you decide whether to participate in the Offer to Exercise and exercise a Warrant during the offer period.
Valid Tender of Warrants
In order to participate in the Offer to Exercise and exercise a Warrant to receive the number of shares of Common Stock issuable therefor at the temporarily reduced exercise price of $21.30 per Warrant, you must deliver, or instruct your broker or other nominee to deliver on your behalf, before the Expiration Date (except as permitted by the procedures for guaranteed delivery), all of the applicable “Acceptance and Exercise Deliveries” as follows:
(i)	if you hold your Warrants electronically in “street name” through a broker or other nominee having an account with the Depository Trust Company (“DTC”), to the Depositary Agent:
a.
an Agent’s Message with respect to a book-entry transfer of your Warrants to be exercised in connection with the Offer to Exercise and a book-entry confirmation of the transfer of your Warrants into the Depositary Agent’s account;

b.	an election to participate and exercise, properly completed and executed by your broker or other nominee having an account with DTC, properly delivered to DTC in accordance with DTC’s procedures; and
c.	payment in the amount equal to $21.30 per Warrant multiplied by the number of Warrants you elect to exercise, which payment must be made through the nominee who holds your Warrants; or
(ii)	if you are the holder of record of your Warrants, to Equiniti Trust Company, LLC:
a.	a signed copy of the Election to Participate and Exercise Warrants; and
b.
payment in the amount equal to $21.30 per Warrant multiplied by the number of Warrants you elect to exercise, in the form of a certified check payable to Equiniti Trust Company, LLC as the Depositary Agent and warrant and transfer agent for the Company; and

(iii)	any other documents required by the Election to Participate and Exercise Warrants.
The Depositary Agent must receive all of the Acceptance and Exercise Deliveries on or before the Expiration Date (except as permitted by the procedures for guaranteed delivery).

If you wish to exercise your Warrants at the temporarily reduced exercise price and have any questions about steps required to validly tender your Warrants at the temporarily reduced exercise price, the Company encourages you to contact the Information Agent or the broker or other nominee who holds your Warrants before taking any steps to exercise your Warrants.
Method of Delivery
All outstanding Warrants are in uncertificated, direct registration form. For purposes of the Offer to Exercise, any financial institution that is a participant in DTC’s system may, upon instruction from a holder of Warrants, cause such Warrants to be exercised by delivering on behalf of the holder thereof, to the Depositary Agent before the Expiration Date (or as permitted by the procedures for guaranteed delivery) (i) an Agent’s Message with respect to a book-entry transfer of Warrants to be exercised in connection with the Offer to Exercise and a book-entry confirmation of the transfer of Warrants into the Depositary Agent’s account, (ii) an election to participate and exercise, properly completed and executed by the holder’s broker or other nominee having an account with DTC, properly delivered to DTC in accordance with DTC’s procedures and (iii) payment in the amount equal to $21.30 per Warrant multiplied by the number of Warrants the holder elects to exercise, which payment must be made through the nominee who holds such Warrants.
Acceptance and Withdrawal of Offer
If you properly tender (and do not validly withdraw) your Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries and direct Equiniti Trust Company, LLC, as the Depositary Agent and our warrant and transfer agent, to issue and deliver to you the number of shares of Common Stock issuable in respect of your Warrants at the temporarily reduced exercise price of $21.30 per Warrant. Only whole numbers of Warrants may be exercised in connection with this Offer to Exercise. Please see “Description of the Offer to Exercise — Section 7. Procedure for Participating in Offer to Exercise and Exercising Warrants” below.
If you tender Warrants but change your mind and do not want to participate in the Offer to Exercise, you may withdraw your participation in the Offer to Exercise or direct your broker or other nominee to withdraw your participation in the Offer to Exercise on your behalf. In order to rescind previously tendered Warrants, prior to the Expiration Date, your broker or other nominee may rescind the instruction previously transmitted through the book-entry transfer system, or you or your broker or other nominee may submit a Notice of Withdrawal to the Depositary Agent by first-class mail delivery or overnight courier to Equiniti Trust Company, LLC, Attn: Shareowner Services, Voluntary Corporate Actions, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120, or by facsimile ((866) 734-9952). Such withdrawal by you or your broker or other nominee must be properly completed and received by the Depositary Agent on or prior to the Expiration Date, provided that you or your broker or other nominee may also make such withdrawal after April 25, 2025, which is the fortieth business day from commencement of the Offer to Exercise, if your Warrants and other Acceptance and Exercise Deliveries have not been accepted by us prior to that date. If you properly and timely withdraw your tender, we will promptly: (i) return your Warrants, through return of your book-entry transfer to the account associated with your Election to Participate and Exercise Warrants, and (ii) return the funds paid by you, or on your behalf, to exercise your Warrants to you or to the account associated with your Election to Participate and Exercise Warrants, without interest thereon or deduction therefrom.
Additional Information
If you have any question or need assistance, you should contact D.F. King & Co., Inc., which is acting as Information Agent for the Offer to Exercise. You may request additional copies of this document and any of the Offering Materials from the Information Agent.
The Information Agent may be reached at:
D.F. King & Co., Inc.
48 Wall St, 22nd Floor
New York, NY 10005
Toll-Free: (888) 628-8208
Email: OXY@dfking.com

You may contact Equiniti Trust Company, LLC, which is acting as the Company’s Depositary Agent for the Offer to Exercise, including by first-class mail delivery or overnight courier, at:
Equiniti Trust Company, LLC
Shareowner Services
Voluntary Corporate Actions
1110 Centre Pointe Curve, Suite 101
Mendota Heights, Minnesota 55120
Telephone: (877) 699-8166
Facsimile: (866) 734-9952
OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE OFFER TO EXERCISE. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.
THIS OFFER TO EXERCISE HAS BEEN PREPARED SOLELY FOR HOLDERS OF WARRANTS. DISTRIBUTION OF THIS OFFER TO EXERCISE TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED AND ANY REPRODUCTION OF THIS OFFER TO EXERCISE OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.
THE COMPANY HAS FILED WITH THE SEC A REGISTRATION STATEMENT THAT, TOGETHER WITH THE PROSPECTUS AND THE SUPPLEMENT, REGISTERS THE OFFER AND SALE OF THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS AT THE TEMPORARILY REDUCED EXERCISE PRICE AVAILABLE UNDER THE OFFER TO EXERCISE. SUCH SHARES OF COMMON STOCK MAY NOT BE SOLD, NOR MAY OFFERS TO BUY OR EXERCISE BE ACCEPTED, EXCEPT PURSUANT TO SUCH EFFECTIVE REGISTRATION STATEMENT AND THE PROSPECTUS (AS SUPPLEMENTED BY THE SUPPLEMENT), COPIES OF WHICH MAY BE OBTAINED FREE OF CHARGE AT WWW.SEC.GOV OR BY CONTACTING THE INFORMATION AGENT AT (888) 628-8208 (TOLL-FREE). THE REGISTRATION STATEMENT AND THE PROSPECTUS, AS SUPPLEMENTED BY THE SUPPLEMENT, CONTAIN IMPORTANT INFORMATION ABOUT THE WARRANTS, AS MODIFIED IN THE MANNER DESCRIBED IN THE OFFER TO EXERCISE, AND THE COMMON STOCK.
THE DATE OF THIS OFFER TO EXERCISE IS MARCH 3, 2025.
v

SUMMARY OF TERMS

Issuer:	Occidental Petroleum Corporation, a Delaware corporation, with principal executive offices at 5 Greenway Plaza, Suite 110 Houston, Texas 77046. The Company’s telephone number is (713) 215-7000.

Warrants:
As of February 24, 2025, 74,020,695 Warrants, each representing the right to purchase one share of Common Stock, which were initially issued by way of a dividend to holders of the Common Stock.

Please see “Description of the Offer to Exercise — Section 2. Eligible Warrants” below.

Expiration Date:	5:00 p.m. (Eastern Time) on March 31, 2025, as may be extended by the Company in its sole discretion.

Modified Exercise Price of Warrants:
The Company and Equiniti Trust Company, LLC, in its capacity as warrant agent for the Warrants, have entered into an amendment to the Warrant Agreement, pursuant to which the exercise price of the each Warrant is temporarily reduced to $21.30 for the period that begins on March 3, 2025 and ends on the Expiration Date. Except as set forth above all other terms of the Warrants remain the same.

Please see “Description of the Offer to Exercise — Section 4. Terms of Warrants” below.

Partial Participation Permitted:
You may elect to participate in the Offer to Exercise with respect to some, all or none of your Warrants. Only whole numbers of Warrants may be exercised in connection with this Offer to Exercise.

If you elect to participate in the Offer to Exercise with respect to fewer than all of your Warrants, then the number of Warrants that you elect to exclude from the Offer to Exercise will remain outstanding and have an exercise price of $22.00 per Warrant. Additionally, if you elect to participate in the Offer to Exercise with respect to fewer than all of your Warrants, then a notation shall be made in the records maintained by Equiniti Trust Company, LLC or DTC, as applicable, for the number of Warrants that you retain.

Transfers:
The Warrants are listed for trading on the New York Stock Exchange (the “NYSE”). For holders of record of the Warrants, the Warrant Agreement provides that a holder may transfer the Warrants to a third party upon surrender of such Warrant to Equiniti Trust Company, LLC, as the Depositary Agent and our warrant and transfer agent, together with appropriate signatures and instructions for transfer. Any holder of record of Warrants who desires to effect a transfer should present the Warrant to Equiniti Trust Company, LLC in the manner set forth in the Warrant Agreement. If you hold your Warrants electronically in “street name” through a broker or other nominee, please contact your nominee about the procedures for transferring your Warrants.

Conditions:
The Offer to Exercise is conditioned on the Company having in place an effective registration statement under the Securities Act in respect of the registration of the offering of the shares of Common Stock issuable upon exercise of the Warrants at the temporarily reduced exercise price of $21.30 per Warrant. In this Offer to Exercise, we refer to this condition as the “Registration Statement Condition.” The Company has an effective Registration Statement and a related Prospectus in respect of the offering of shares of Common Stock issuable upon exercise of the Warrants, and has filed with the SEC the Supplement in respect of the exercise of such Warrants at the reduced exercise price of $21.30 per Warrant. Accordingly, the Registration Statement and the Prospectus, as supplemented by the Supplement, reflect the terms of the Warrants as modified by this Offer to Exercise.

The Company will not complete the Offer to Exercise unless, at such time, the Registration Statement remains effective. If the Registration Statement ceases to be effective, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Company will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise — Section 6. Extension of Offer to Exercise Period; Termination; Amendments.” If the Company terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire because the Registration Statement ceases to be effective, the Company will return any tendered Warrants and all amounts delivered in respect of the exercise price thereof promptly following such expiration, termination or withdrawal.

Subject to the conditions of the Offer to Exercise, we will accept any and all Warrants validly tendered and not validly withdrawn. Please see “Description of the Offer to Exercise — Section 5. Conditions to the Offer to Exercise” below.

Future Amendments to the Offer to Exercise:
If we materially change the terms of the Offer to Exercise, we will extend the Expiration Date to the extent required under the applicable rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How to Participate in the Offer to Exercise:
In order to participate in the Offer to Exercise and exercise Warrants to receive the shares of Common Stock issuable upon exercise thereof at the temporarily reduced exercise price of $21.30 per Warrant, you must deliver, or instruct your broker or other nominee to deliver on your behalf, before the Expiration Date (or as permitted by the procedures for guaranteed delivery), all of the applicable Acceptance and Exercise Deliveries as follows:

	(i)	if you hold your Warrants electronically in “street name” through a broker or other nominee having an account with the Depository Trust Company (“DTC”), to DTC:

a.
an Agent’s Message with respect to a book-entry transfer of your Warrants to be exercised in connection with the Offer to Exercise and a book-entry confirmation of the transfer of your Warrants into the Depositary Agent’s account;

		b.	an election to participate and exercise, properly completed and executed by your broker or other nominee having an account with DTC, properly delivered to DTC in accordance with DTC’s procedures; and

		c.	payment in the amount equal to $21.30 per Warrant multiplied by the number of Warrants you elect to exercise, which payment must be made through the broker or other nominee who holds your Warrants; or

	(ii)	if you are the holder of record of your Warrants to the Depositary Agent:

		a.	a signed copy of the Election to Participate and Exercise Warrants; and

b.
payment in the amount equal to $21.30 per Warrant multiplied by the number of Warrants you elect to exercise, in the form of a certified check payable to Equiniti Trust Company, LLC, as the Depositary Agent and our warrant and transfer agent; and

	(iii)	any other documents required by the Election to Participate and Exercise Warrants.

Each of the Acceptance and Exercise Deliveries must be properly delivered by you or your broker or nominee, before the Expiration Date (or as permitted by the procedures for guaranteed delivery), to the Depositary Agent by first-class mail delivery or overnight courier to Equiniti Trust Company, LLC, Attn: Shareowner Services, Voluntary Corporate Actions, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120. If you hold your Warrants electronically in “street name,” you must direct your broker or other nominee to deliver your Warrants to the Depositary Agent via book-entry transfer.

Please see “Description of the Offer to Exercise — Section 7. Procedure for Participating in Offer to Exercise and Exercising Warrants” below.

Guaranteed Delivery:
If a holder of Warrants wants to exercise Warrants pursuant to the Offer to Exercise, but the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary Agent prior to the Expiration Date, such holder can still exercise their Warrants pursuant to the Offer to Exercise by complying with the following requirements:

	(i)	the exercise must be made by or through an Eligible Institution (as defined below);

(ii)
the Depositary Agent must receive by first-class mail delivery, overnight courier or facsimile on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the provided with the Offer to Exercise, with signatures guaranteed by an Eligible Institution and proper payment of the reduced exercise price of the Warrants; and

	(iii)	the Depositary Agent must receive, within one NYSE trading day after the execution of the Notice of Guaranteed Delivery, as provided in the Offer to Exercise:

		a.	a book-entry confirmation of the transfer of your Warrants into the Depositary Agent’s account;

		b.	a signed copy of the Election to Participate and Exercise Warrants; and

		c.	any other documents required by the Election to Participate and Exercise Warrants.

Please see “Description of the Offer to Exercise — Section 7. Procedure for Participating in Offer to Exercise and Exercising Warrants” below.

Manner of Acceptance of Payment:
If you properly tender (and do not validly withdraw) your Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries and direct Equiniti Trust Company, LLC, as the Depositary Agent and our warrant and transfer agent, to issue and deliver to you the number of shares of Common Stock issuable in respect of such Warrants promptly following the Expiration Date at the temporarily reduced exercise price of $21.30 per Warrant.

Please see “Description of the Offer to Exercise — Section 8. Manner of Acceptance of Payment and Issuance of Shares” below.

On February 18, 2024, the Company announced that its board of directors had declared a quarterly cash dividend of $0.24 per share of Common Stock, payable on April 15, 2025 to stockholders of record as of the close of business on March 10, 2025. A holder of unexercised Warrants is not entitled to receive dividends on the shares of Common Stock issuable upon exercise of the Warrants until such Warrants have been exercised and then only if such holder holds shares of Common Stock as of the applicable record date. Warrant holders who choose to participate in this Offer to Exercise will be required to exercise their Warrants on the Expiration Date, which will occur after March 10, 2025. Accordingly, such Warrant holders will not be holders of Common Stock as of the March 10, 2025 record date and will not be eligible to receive the quarterly cash dividend payable on April 15, 2025 for any tendered Warrants. In determining the temporarily reduced exercise price of $21.30 per Warrant, the Company gave consideration to the fact that Warrant holders who choose to participate in the Offer to Exercise will not be eligible to receive the quarterly cash dividend payable on April 15, 2025 in respect of the shares of Common Stock issuable upon exercise of any tendered Warrants. If the conditions of the Offer to Exercise are not met, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. If the Offer to Exercise is terminated or withdrawn after the close of business on March 10, 2025, Warrant holders will not be able to exercise their Warrants at the temporarily reduced exercise price of $21.30 per Warrant and will not be eligible to receive the quarterly cash dividend payable on April 15,

2025 in respect of the shares of Common Stock issuable upon exercise of any tendered Warrants.

Withdrawal Rights:
If you tender Warrants but change your mind and do not want to participate in the Offer to Exercise, you or your nominee (as applicable) may withdraw your tender of Warrants at any time prior to the Expiration Date by notifying the Depositary Agent.

Please see “Description of the Offer to Exercise — Section 9. Withdrawal Rights” below.

Following the Expiration Date, you cannot withdraw your Election to Participate and Exercise Warrants, unless we have not accepted your tendered Warrants and other Acceptance and Exercise Deliveries by April 25, 2025, which is the fortieth business day from the commencement of the Offer to Exercise, in which case you may withdraw your tender after April 25, 2025.

If you properly and timely withdraw your tender, we will promptly: (i) return your Warrants, through return of your book-entry transfer to the account associated with your Election to Participate and Exercise Warrants, and (ii) return the funds paid by you, or on your behalf, to exercise your Warrants to you or to the account associated with your Election to Participate and Exercise Warrants, without interest thereon or deduction therefrom.

Purpose of the Offer to Exercise and Use of Proceeds:
The purpose of the Offer to Exercise is to encourage the exercise of the Warrants by temporarily reducing the exercise price. If all of the outstanding Warrants are exercised at the temporarily reduced exercise price, the Company would receive gross proceeds of approximately $1.6 billion. The Company intends to use the proceeds from the exercise of the Warrants for general corporate purposes, which may include the redemption or repayment of certain of our outstanding indebtedness.

Please see “Description of the Offer to Exercise — Section 1. Purposes of the Offer to Exercise and Use of Proceeds; Plans or Proposals” below for additional information regarding our intentions with respect to the use of the proceeds from the exercise of the Warrants.

Plans or Proposals:
Warrants that are exercised by the holders thereof pursuant to the Offer to Exercise will cease to exist. Any Warrants that are not exercised by the Expiration Date will remain outstanding and will allow for exercise by their holders at the initial exercise price of $22.00 per Warrant until August 3, 2027, which is the expiration date of the Warrants.

No plans or proposals described in this Offer to Exercise or in any materials sent to the holders of the Warrants in connection with this Offer to Exercise relate to or would result in the conditions or transactions described in Regulation M-A, Item 1006(c)(1) through (10), except as follows:

Any holder of Warrants who elects to exercise such holder’s Warrants will acquire additional shares of Common Stock as a result of such exercise. As of February 24, 2025, the Company had 939,176,329 shares of Common

Stock outstanding. The Warrants outstanding as of February 24, 2025 are exercisable for an aggregate of 74,020,695 shares of Common Stock. Assuming all such Warrants are exercised, the Company’s outstanding shares of Common Stock as of such date would increase to 1,013,197,024 shares, with the shares issued upon exercise of the Warrants representing approximately 7% of the then-outstanding shares of Common Stock. Please see “Description of the Offer to Exercise — Section 2. Eligible Warrants.”

In addition, in the event there are fewer than 100,000 Warrants publicly held or there are fewer than 100 holders following the completion of this Offer to Exercise, or the Company otherwise fails to satisfy the continued listing criteria of the NYSE, any Warrants outstanding following the completion of this Offer to Exercise may be delisted from the NYSE. The Company cannot provide assurances that any then-outstanding Warrants will be listed on another national securities exchange or quoted in an automated quotation system operated by a national securities association.

Registration of the Exercise of the Warrants:
The Company has an effective Registration Statement and a related Prospectus, as supplemented by the Supplement, in respect of the offering of the shares of Common Stock issuable upon exercise of the Warrants at the temporarily reduced exercise price of $21.30 per Warrant. Accordingly, the Registration Statement and the Prospectus, as supplemented by the Supplement, reflect the terms of the Warrants as modified by this Offer to Exercise. The shares of Common Stock underlying the Warrants may not be sold, nor may offers to buy or exercise be accepted, except pursuant to such effective Registration Statement and the Prospectus (as supplemented by the Supplement), copies of which may be obtained free of charge at www.sec.gov or by contacting the Information Agent at (888) 628-8208 (toll-free). The Registration Statement and the Prospectus contain important information about the Warrants, as modified in the manner described in the Offer to Exercise, and the Common Stock. The continuing effectiveness of the Registration Statement is a condition to the Offer to Exercise.

Taxes:
We recommend that you consult with your own tax advisor with regard to the possibility of any U.S. federal, state, local or other tax consequences of the Offer to Exercise. Please see “Description of the Offer to Exercise — Section 17. Material U.S. Federal Income Tax Consequences” below for a discussion of the material U.S. federal income tax consequences of participating in the Offer to Exercise.

Agents and Advisors:
The Company has retained Equiniti Trust Company, LLC to act as Depositary Agent.

The Company has also retained D.F. King & Co., Inc. as the information agent (the “Information Agent”). The Company expects that the Information Agent will use reasonable commercial efforts to contact holders of the Warrants by mail, telephone, facsimile or other electronic means and communicate the terms and deadlines for participation in the Offer to Exercise.

The Company may also use the services of its officers and employees to solicit holders of the Warrants to participate in the Offer to Exercise without additional compensation.

Interests of Directors and Executive Officers:
As of February 24, 2025, six of our directors and all of our executive officers beneficially owned an aggregate of 170,876 Warrants and may participate in the Offer to Exercise on the same terms and conditions as the other holders of the Warrants. No such person has entered into any agreement or otherwise indicated to the Company whether or not such person intends to participate in the Offer to Exercise.

Please see “Description of the Offer to Exercise — Section 15. Interests of Directors and Executive Officers in the Offer to Exercise; Transactions and Arrangements Concerning the Company’s Securities” below.

Additional Information:
This Offer to Exercise is part of a Tender Offer Statement on Schedule TO (as the same may be amended or supplemented, the “Schedule TO”) that we have filed with the SEC. This Offer to Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC, including the Prospectus (as supplemented by the Supplement), before making a decision on whether to participate in the Offer to Exercise.

The board of directors of the Company recognizes that the decision to participate in the Offer to Exercise is an individual one that should be based on a variety of factors. The holders of the Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Exercise from the Company is limited to the Offering Materials.

The Company is subject to the information requirements of Section 13 of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Exercise and the Registration Statement, or files with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Information Requests and Assistance:
Please direct questions or requests for assistance regarding this Offer to Exercise, Election to Participate and Exercise Warrants, Notice of Withdrawal, and Notice of Guaranteed Delivery or other materials, to the Information Agent. In particular, if you wish to exercise your Warrants at the temporarily reduced exercise price and have any questions about the steps required to validly tender your Warrants at the temporarily reduced exercise price, the Company encourages you to contact the Information Agent or the broker or other nominee who holds your Warrants before taking any steps to exercise your Warrants.

You may request additional copies of this document and any of the Offering Materials from the Information Agent. The Information Agent may be reached at:

D.F. King & Co., Inc. 48 Wall St, 22nd Floor New York, NY 10005 Toll-Free: (888) 628-8208 Email: OXY@dfking.com

You may contact Equiniti Trust Company, LLC, which is acting as the Company’s Depositary Agent for the Offer to Exercise, including by first-class mail delivery or overnight courier, at:

Equiniti Trust Company, LLC Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120 Telephone: (877) 699-8166 Facsimile: (866) 734-9952

ABOUT THIS OFFER TO EXERCISE
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXERCISE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXERCISE AND, IF PROVIDED, SUCH INFORMATION MUST NOT BE RELIED UPON.
ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER TO EXERCISE, NEITHER THE COMPANY, NOR ITS DIRECTORS, OFFICERS, ADVISORS OR AGENTS, INCLUDING THE INFORMATION AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE OFFER TO EXERCISE. YOU SHOULD NOT CONSIDER THE BOARD OF DIRECTORS’ APPROVAL TO BE A RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ACCEPT THE OFFER TO EXERCISE.

RISK FACTORS
Participating in the Offer to Exercise involves a number of risks and uncertainties, including those described below. These risk factors and the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC, highlight some of the material risks of owning our Common Stock. You should consider these risks carefully and are encouraged to speak with an investment and tax adviser as necessary before deciding whether to participate in the Offer to Exercise. In addition, we strongly urge you to read the sections in the Offer to Exercise discussing the tax consequences in the United States of participating in the Offer to Exercise, as well as the rest of the Offer to Exercise for additional information with respect to the risks that may apply to you.
In addition, the Offer to Exercise and our SEC report referred to above include forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “estimate,” “project,” “predict,” “will,” “would,” “should,” “could,” “may,” “might,” “anticipate,” “plan,” “intend,” “believe,” “expect,” “aim,” “goal,” “target,” “objective,” “commit,” “advance,” “likely” or similar expressions that convey the prospective nature of events or outcomes. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. The documents we file with the SEC, including the report referred to above, discuss some of the risks that could cause our actual plans and results to differ materially from those expressed or implied in forward-looking statements.
RISKS RELATED TO THE OFFER TO EXERCISE
Our board of directors makes no recommendation with regard to whether you should accept the Offer to Exercise.
Although our board of directors has approved the Offer to Exercise, neither we, nor our directors, officers, advisors or agents, including the information agent, make any recommendation as to whether holders of Warrants should accept the Offer to Exercise. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Warrants for purposes of negotiating the terms of the Offer to Exercise. We cannot assure you that the value of the shares of Common Stock issued upon exercise of the Warrants will in the future equal or exceed the exercise price of the Warrants. We do not take a position as to whether you should participate in the Offer to Exercise.
Because we do not have any formal commitments from any of our warrant holders to participate in this Offer to Exercise, the proceeds we receive from the exercise of Warrants may be lower than currently anticipated.
We do not have any binding commitments from any of our warrant holders to participate in this Offer to Exercise and we cannot assure you that any of our warrant holders will participate in the Offer to Exercise with respect to all or any part of their Warrants. Therefore, there is no certainty that any Warrants will be exercised pursuant to this Offer to Exercise and, accordingly, the proceeds we receive from the exercise of the Warrants, if any, may be lower than currently anticipated.
We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service regarding the income tax consequences of participation in the Offer to Exercise.
We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of amending the Warrants and immediately cash exercising the amended warrants. You should consult with your own tax advisor with regard to the possibility of any U.S. federal, state, local or other tax consequences of the Offer to Exercise. Please see “Description of the Offer to Exercise — Section 17. Material U.S. Federal Income Tax Consequences” below.
If you choose to participate in the Offer to Exercise, you will be required to exercise your Warrants for Common Stock and will be subject to all the risks associated with being a stockholder of the Company and give up the option value attributable to your Warrant.
If you choose to participate in the Offer to Exercise, you will be required to exercise your Warrants on the Expiration Date. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of Common Stock. In addition, you will be giving up the option value attributable to your Warrants by exercising the Warrants prior to August 3, 2027, which is the expiration date of the Warrants.

The NYSE may delist the Warrants from trading on its exchange, which could limit Warrant holders’ ability to make transactions in the Warrants.
We cannot assure you that any Warrants that remain outstanding following the completion of the Offer to Exercise will continue to be listed on the NYSE in the future. The NYSE may delist the Warrants if it determines that the extent of public distribution or aggregate market value of the outstanding Warrants has become so reduced as to make further listing inadvisable, or if it otherwise determines continued listing is unwarranted.
If the NYSE delists the Warrants from trading on its exchange and we are not able to list the Warrants on another national securities exchange, the Warrants could be quoted on an over-the-counter market. However, even if this were to occur, holders of Warrants could face significant material adverse consequences, including:
•	a limited availability of market quotations for the Warrants;
•	reduced liquidity for the Warrants;
•
a determination that the Warrants are a “penny stock” which will require brokers trading in the Warrants to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Warrants; and

•	the risk that market makers that initially make a market in Warrants eventually cease to do so.
If you choose to participate in the Offer to Exercise, you will not become a record holder of the shares of Common Stock underlying your warrants until after the record date for our dividend payable on April 15, 2025.
On February 18, 2024, the Company announced that its board of directors had declared a quarterly cash dividend of $0.24 per share of Common Stock, payable on April 15, 2025 to stockholders of record as of the close of business on March 10, 2025. A holder of unexercised Warrants is not entitled to receive dividends on the shares of Common Stock issuable upon exercise of the Warrants until such Warrants have been exercised and then only if such holder holds shares of Common Stock as of the applicable record date. Warrant holders who choose to participate in this Offer to Exercise will be required to exercise their Warrants on the Expiration Date, which will occur after March 10, 2025. Accordingly, such Warrant holders will not be holders of Common Stock as of the March 10, 2025 record date and will not be eligible to receive the quarterly cash dividend payable on April 15, 2025 for any tendered Warrants. If the conditions of the Offer to Exercise are not met, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. If the Offer to Exercise is terminated or withdrawn after the close of business on March 10, 2025, Warrant holders will not be able to exercise their Warrants at the temporarily reduced exercise price of $21.30 per Warrant and will not be eligible to receive the quarterly cash dividend payable on April 15, 2025 in respect of the shares of Common Stock issuable upon exercise of any tendered Warrants.

DESCRIPTION OF THE OFFER TO EXERCISE
Pursuant to this Offer to Exercise, the Company is offering to holders of its Warrants, with an exercise price of $22.00 per Warrant, upon the terms and subject to the conditions set forth herein, an opportunity to exercise the Warrants at a temporarily reduced exercise price of $21.30 per Warrant. There is no minimum participation requirement with respect to the Offer to Exercise.
On March 3, 2025, the Company and Equiniti Trust Company, LLC, in its capacity as warrant agent for the Warrants, entered into an amendment to the Warrant Agreement, pursuant to which the exercise price of each Warrant is temporarily reduced to $21.30 for the period that begins on March 3, 2025, which is the date the materials relating to this Offer to Exercise are first being sent to the holders of the Warrants, and ends at 5:00 p.m. (Eastern Time) on the Expiration Date, as such time and date may be extended by the Company in its sole discretion. Other than as set forth above, the terms of the Warrants will remain unmodified and in full force and effect.
The Offer to Exercise is conditioned on the Company having in place an effective registration statement under the Securities Act in respect of the registration of the offering of the shares of Common Stock issuable upon exercise of the Warrants, at the temporarily reduced exercise price of $21.30 per Warrant. In this Offer to Exercise, we refer to this condition as the “Registration Statement Condition.” The Company has an effective Registration Statement and a related Prospectus in respect of the offering of shares of Common Stock issuable upon exercise of such Warrants, and has filed with the SEC the Supplement in respect of the exercise of the Warrants at the reduced exercise price of $21.30 per Warrant. Accordingly, the Registration Statement and the Prospectus, as supplemented by the Supplement, reflect the terms of the Warrants as modified by this Offer to Exercise.
The Company will not complete the Offer to Exercise unless, at such time, the Registration Statement remains effective. If the Registration Statement ceases to be effective, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Company will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise — Section 6. Extension of Offer to Exercise Period; Termination; Amendments.” If the Company terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire because the Registration Statement ceases to be effective, the Company will return any tendered Warrants and all amounts delivered in respect of the exercise price thereof promptly following such expiration, termination or withdrawal.
SECTION 1. PURPOSES OF THE OFFER TO EXERCISE AND USE OF PROCEEDS; PLANS OR PROPOSALS
Purpose of the Offer to Exercise and Use of Proceeds
The purpose of the Offer to Exercise is to encourage the exercise of the Warrants by temporarily reducing the exercise price. If all of the outstanding Warrants are exercised at the temporarily reduced exercise price, the Company would receive gross proceeds of approximately $1.6 billion. The Company intends to use the proceeds from exercise of the Warrants for general corporate purposes, which may include the redemption or repayment of certain of our outstanding indebtedness.
Plans or Proposals
Warrants that are exercised by the holders thereof pursuant to the Offer to Exercise will cease to exist. Any Warrants that are not exercised by the Expiration Date will remain outstanding and exercisable, with an exercise price of $22.00 per Warrant until August 3, 2027, which is the expiration date of the Warrants.
No plans or proposals described in this Offer to Exercise or in any materials sent to the holders of the Warrants in connection with this Offer to Exercise relate to or would result in the conditions or transactions described in Regulation M-A, Item 1006(c)(1) through (10), except as follows:
Any holder of Warrants who elects to exercise such holder’s Warrants will acquire shares of Common Stock as a result of such exercise. As of February 24, 2025, the Company had 939,176,329 shares of Common Stock outstanding. The Warrants outstanding as of February 24, 2025 are exercisable for an aggregate of 74,020,695 shares of Common Stock. Assuming all such Warrants are exercised, the Company’s outstanding shares of Common Stock as of such date would increase to 1,013,197,024 shares, with the shares issued upon exercise of the Warrants representing approximately 7% of the then-outstanding shares of Common Stock.

In addition, in the event there are fewer than 100,000 Warrants publicly held or there are fewer than 100 holders following the completion of this Offer to Exercise, or the Company otherwise fails to satisfy the continued listing criteria of the NYSE, any Warrants outstanding following the completion of this Offer to Exercise may be delisted from the NYSE. The Company cannot provide assurances that any then-outstanding Warrants will be listed on another national securities exchange or quoted in an automated quotation system operated by a national securities association.
SECTION 2. ELIGIBLE WARRANTS
The Warrants that are subject to the Offer to Exercise consist of 74,020,695 Warrants, each of which is exercisable for one share of Common Stock and has an exercise price of $22.00 per Warrant.
SECTION 3. EXPIRATION DATE
The Offer to Exercise will be open through 5:00 p.m. (Eastern Time) on March 31, 2025, as may be extended by the Company in its sole discretion.
SECTION 4. TERMS OF WARRANTS
In connection with the Offer to Exercise, the Company has approved a modification to the Warrants, as described below:
Temporary Reduction in Exercise Price: On March 3, 2025, the Company and Equiniti Trust Company, LLC, in its capacity as warrant agent for the Warrants, entered into an amendment to the Warrant Agreement, pursuant to which the exercise price of each Warrant is temporarily reduced to $21.30 for the period that begins on March 3, 2025, which is the date the materials relating to this Offer to Exercise are first being sent to the holders of Warrants, and ends on the Expiration Date. Notwithstanding the temporary reduction of the exercise price of the Warrants, during the offer period, holders of Warrants may exercise such Warrants at the initial exercise price of $22.00 per Warrant following the procedures set forth in the Warrant Agreement. Warrant holders should contact the Information Agent or the broker or nominee who holds their Warrants if such holder has any questions or needs assistance with respect to the Offer to Exercise, including to confirm the steps required to validly tender Warrants for exercise at the temporarily reduced exercise price.
Other Terms: Except as set forth above, all other terms of the Warrants will be the same as the original terms of the Warrants. Any Warrants that are not exercised for cash by the Expiration Date will remain outstanding and exercisable, with an exercise price of $22.00 per Warrant until August 3, 2027, which is the expiration date of the Warrants.
Partial Participation Permitted: You may elect to participate in the Offer to Exercise with respect to some, all or none of your Warrants. Only whole numbers of Warrants may be exercised in connection with this Offer to Exercise.
If you elect to participate in the Offer to Exercise with respect to fewer than all of your Warrants, then a notation shall be made in the records maintained by Equiniti Trust Company, LLC or DTC, as applicable, for the number of Warrants that you retain.
SECTION 5. CONDITIONS TO THE OFFER TO EXERCISE
The Offer to Exercise is conditioned on the Company having in place an effective registration statement under the Securities Act in respect of the registration of the offering of the shares of Common Stock issuable upon exercise of the Warrants. In this Offer to Exercise, we refer to this condition as the “Registration Statement Condition.” The Company has an effective Registration Statement and a related Prospectus in respect of the offering of shares of Common Stock issuable upon exercise of such Warrants, and has filed with the SEC the Supplement in respect of the exercise of the Warrants at the reduced exercise price of $21.30 per Warrant. Accordingly, the Registration Statement and the Prospectus, as supplemented by the Supplement, reflect the terms of the Warrants as modified by this Offer to Exercise.
The Company will not complete the Offer to Exercise unless, at such time, the Registration Statement remains effective. If the Registration Statement ceases to be effective, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Company will inform you of any extension of the offer period in the manner described in “Section 6. Extension of Offer to Exercise Period; Termination; Amendments.” If the Company terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire because the Registration Statement ceases to be effective, the Company will return any tendered Warrants and all amounts delivered in respect of the exercise price thereof promptly following such expiration, termination or withdrawal.
In order to participate in the Offer to Exercise, you must elect to exercise your Warrant, which will be deemed to be exercised immediately following the Expiration Date should you choose to participate in the Offer to Exercise, and follow the procedures set forth in “Section 7. Procedure for Participating in Offer to Exercise and Exercising Warrants” below.
Subject to the conditions of the Offer to Exercise, we will accept any and all Warrants validly tendered and not validly withdrawn.
SECTION 6. EXTENSION OF OFFER TO EXERCISE PERIOD; TERMINATION; AMENDMENTS
The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the Expiration Date. In the event that the Company elects to extend the Expiration Date, it will issue a notice of such extension by press release or other public announcement, which notice will include the approximate number of Warrants validly tendered pursuant to the Offer to Exercise based upon the Warrants and other Acceptance and Exercise Deliveries received by the Company as of such date, and will be issued no later than 9:00 a.m. Eastern time on the next business day after the scheduled Expiration Date of the Offer to Exercise. There can be no assurance, however, that the Company will exercise its right to extend the Offer to Exercise.
Material changes to information previously provided to holders of the Warrants in this Offer to Exercise or in documents furnished subsequent thereto will be disseminated to holders of Warrants. If the Company materially changes the terms of the Offer to Exercise or the information concerning the Offer to Exercise, or it waives a material condition of the Offer to Exercise, the Company will extend the Offer to Exercise to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer to Exercise or information concerning the Offer to Exercise (other than a change in price, change in dealer’s soliciting fee or change in amount of securities sought, all of which require up to ten additional business days), or any waiver of a material condition of the Offer to Exercise, will depend on the facts and circumstances, including the relative materiality of such terms, information or condition.
Under no circumstances will interest be paid on funds delivered to the Company for payment of the temporarily reduced exercise price of the Warrants in the Offer to Exercise, regardless of any extension of, or amendment to, the Offer to Exercise or any delay in issuing Common Stock upon the exercise of the Warrants.
SECTION 7. PROCEDURE FOR PARTICIPATING IN OFFER TO EXERCISE AND EXERCISING WARRANTS
Valid Tender of Warrants
In order to participate in the Offer to Exercise and exercise Warrants to receive the number of shares of Common Stock issuable therefor at the temporarily reduced exercise price of $21.30 per Warrant, you must deliver, or instruct your broker or other nominee to deliver on your behalf, before the Expiration Date, all of the applicable Acceptance and Exercise Deliveries as follows:
(i)	if you hold your Warrants electronically in “street name” through a broker or other nominee having an account with DTC, to the Depositary Agent:
a.
an Agent’s Message with respect to a book-entry transfer of your Warrants to be exercised in connection with the Offer to Exercise and a book-entry confirmation of the transfer of your Warrants into the Depositary Agent’s account;

b.	an election to participate and exercise, properly completed and executed by your broker or other nominee having an account with DTC, properly delivered to DTC in accordance with DTC’s procedures; and
c.	payment in the amount equal to $21.30 per Warrant multiplied by the number of Warrants you elect to exercise, which payment must be made through the nominee who holds your Warrants; or

(ii)	if you are the holder of record of your Warrants, to the Depositary Agent:
a.	a signed copy of the Election to Participate and Exercise Warrants; and
b.
payment in the amount equal to $21.30 per Warrant multiplied by the number of Warrants you elect to exercise, in the form of a certified check payable to Equiniti Trust Company, LLC, as the Depositary Agent and our warrant and transfer agent; and

(iii)	any other documents required by the Election to Participate and Exercise Warrants.
Each of the Acceptance and Exercise Deliveries must be properly delivered by you or your broker or nominee, before the Expiration Date (or as permitted by the procedures for guaranteed delivery), to the Depositary Agent by first-class mail delivery or overnight courier to Equiniti Trust Company, LLC, Attn: Shareowner Services, Voluntary Corporate Actions, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120. If you hold your Warrants electronically in “street name,” you must direct your broker or other nominee to deliver your Warrants to the Depositary Agent via book-entry transfer.
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary Agent and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering Warrants that such DTC participant has received and agrees to be bound by the terms of the Offer to Exercise and that we may enforce the terms and conditions of the offer against the DTC participant.
The confirmation of a book-entry transfer of Warrants into the Depositary Agent’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary Agent unless the Depositary Agent receives a book-entry confirmation together with an Agent’s Message and any other required documents with respect to the Warrants transferred by book-entry.
If you wish to exercise your Warrants at the temporarily reduced exercise price and have any questions about the steps required to validly tender your Warrants at the temporarily reduced exercise price, the Company encourages you to contact the Information Agent or the broker or other nominee who holds your Warrants before taking any steps to exercise your Warrants.
Method of Delivery
All outstanding Warrants are in uncertificated, direct registration form. For purposes of the Offer to Exercise, any financial institution that is a participant in DTC’s system may, upon instruction from a holder of Warrants, cause such Warrants to be exercised by delivering on behalf of the holder thereof, to the Depositary Agent before the Expiration Date (or as permitted by the procedures for guaranteed delivery) (i) an Agent’s Message with respect to a book-entry transfer of Warrants to be exercised in connection with the Offer to Exercise and a book-entry confirmation of the transfer of Warrants into the Depositary Agent’s account, (ii) an election to participate and exercise, properly completed and executed by the holder’s broker or other nominee having an account with DTC, properly delivered to DTC in accordance with DTC’s procedures and (iii) payment in the amount equal to $21.30 per Warrant multiplied by the number of Warrants the holder elects to exercise, which payment must be made through the nominee who holds such Warrants.
PLEASE DO NOT SEND ELECTIONS TO PARTICIPATE AND EXERCISE WARRANTS TO US. YOU SHOULD SEND ELECTIONS TO PARTICIPATE AND EXERCISE WARRANTS ONLY TO THE DEPOSITARY AGENT AT ITS OFFICE AS INDICATED IN THE ELECTION TO PARTICIPATE AND EXERCISE WARRANTS. THE INFORMATION AGENT CAN ANSWER YOUR QUESTIONS REGARDING HOW TO TENDER YOUR WARRANTS.
Guarantee of Signature
No signature guarantee is required if either:
(a)
the Election to Participate and Exercise Warrants is signed by the registered holder of the Warrants exactly as the name of the registered holder appears in the book-entry notation representing the Warrants that were tendered with the Election to Participate and Exercise Warrants and the shares of Common Stock are to be issued in the name of the registered holder of the Warrants; or

(b)
the Warrants are tendered for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company (not a savings bank or savings and loan association) having an office, branch or agency in the United States which is a participant in an approved Signature Guarantee Medallion Program (each such entity, an “Eligible Institution”).

In all other cases, an Eligible Institution must guarantee all signatures on the Election to Participate and Exercise Warrants.
Guaranteed Delivery Procedures
If a holder of Warrants wants to exercise Warrants pursuant to the Offer to Exercise, but the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary Agent prior to the Expiration Date, such holder can still exercise their Warrants pursuant to the Offer to Exercise by complying with the following requirements:
(i)	the exercise must be made by or through an Eligible Institution;
(ii)
the Depositary Agent must receive by first-class mail delivery, overnight courier or facsimile on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the provided with the Offer to Exercise, with signatures guaranteed by an Eligible Institution and proper payment of the reduced exercise price of the Warrants; and

(iii)	the Depositary Agent must receive, within one NYSE trading day after the execution of the Notice of Guaranteed Delivery, as provided in the Offer to Exercise:
a.	a book-entry confirmation of the transfer of your Warrants into the Depositary Agent’s account;
b.	a signed copy of the Election to Participate and Exercise Warrants; and
c.	any other documents required by the Election to Participate and Exercise Warrants.
Determination of Validity of Tender of Warrants
All questions as to the number of Warrants to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for exercise pursuant to the Offer to Exercise of any Warrants will be determined by the Company in its sole discretion, which determinations shall be final and binding on all parties, subject to your right to dispute such determination in a court of competent jurisdiction. The Company reserves the absolute right to reject any or all exercises of Warrants it determines not to be in proper form or to reject those Warrants, the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer to Exercise and any defect or irregularity in the exercise of any particular Warrants, and the Company’s interpretation of the terms of the Offer to Exercise (including the instructions contained in the Election to Participate and Exercise Warrants) will be final and binding on all parties, subject to your right to dispute such determination in a court of competent jurisdiction.
No exercise of Warrants will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with exercises must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in exercises and none of them will incur any liability for failure to give any such notice.
SECTION 8. MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES
If you properly tender (and do not validly withdraw) your Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries and direct Equiniti Trust Company, LLC, as the Depositary Agent and our warrant and transfer agent, to issue and deliver to you the number of shares of Common Stock issuable upon exercise such Warrants promptly following the Expiration Date at the temporarily reduced exercise price of $21.30 per Warrant.
On February 18, 2024, the Company announced that its board of directors had declared a quarterly cash dividend of $0.24 per share of Common Stock, payable on April 15, 2025 to stockholders of record as of the close of business on March 10, 2025. A holder of unexercised Warrants is not entitled to receive dividends on the shares of Common Stock issuable upon exercise of the Warrants until such Warrants have been exercised and then only if such holder holds shares of Common Stock as of the applicable record date. Warrant holders who choose to participate in this Offer to Exercise will be required to exercise their Warrants on the Expiration Date, which will occur after March 10, 2025. Accordingly, such Warrant holders will not be holders of Common Stock as of the March 10, 2025 record date and will not be eligible to receive the quarterly cash dividend payable on April 15, 2025 for any tendered Warrants. In determining the temporarily reduced exercise price of $21.30 per Warrant, the Company gave consideration to the fact that Warrant holders who choose to participate in the Offer to Exercise will not be eligible to receive the quarterly cash dividend payable on April 15, 2025 in respect of the shares of Common Stock issuable upon exercise of any tendered Warrants. If the conditions of the Offer to Exercise are not met, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. If the Offer to Exercise is terminated or withdrawn after the close of business on March 10, 2025, Warrant holders will not be able to exercise their Warrants at the temporarily reduced exercise price of $21.30 per Warrant and will not be eligible to receive the quarterly cash dividend payable on April 15, 2025 in respect of the shares of Common Stock issuable upon exercise of any tendered Warrants.
SECTION 9. WITHDRAWAL RIGHTS
If you tender Warrants but change your mind and do not want to participate in the Offer to Exercise, you may withdraw your participation in the Offer to Exercise or direct your broker or other nominee to withdraw your participation in the Offer to Exercise on your behalf. In order to rescind previously tendered Warrants, prior to the Expiration Date, your broker or other nominee may rescind the instruction previously transmitted through the book-entry transfer system, or you or your broker or other nominee may submit a Notice of Withdrawal to the Depositary Agent by first-class mail delivery or overnight courier to Equiniti Trust Company, LLC, Attn: Shareowner Services, Voluntary Corporate Actions, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120, or by facsimile ((866) 734-9952). Such withdrawal by you or your broker or other nominee must be properly completed and received by the Depositary Agent on or prior to the Expiration Date, provided that you or your broker or other nominee may also make such withdrawal after April 25, 2025, which is the fortieth business day from commencement of the Offer to Exercise, if your Warrants and other Acceptance and Exercise Deliveries have not been accepted by us prior to that date. If you properly and timely withdraw your tender, we will promptly: (i) return your Warrants, through return of your book-entry transfer to the account associated with your Election to Participate and Exercise Warrants, and (ii) return the funds paid by you, or on your behalf, to exercise your Warrants to you or to the account associated with your Election to Participate and Exercise Warrants, without interest thereon or deduction therefrom.
All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Notice of Withdrawal will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties, subject to your right to dispute such determination in a court of competent jurisdiction. The Company reserves the right to reject any or all Notices of Withdrawal that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any defect or irregularity in the Notice of Withdrawal, and the Company’s interpretation of the terms of the Notice of Withdrawal will be final and binding on all parties, subject to your right to dispute such determination in a court of competent jurisdiction.
No Notice of Withdrawal will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with any Notice of Withdrawal must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal, and no person will incur any liability for failure to give any such notice.
SECTION 10. REGISTRATION OF THE EXERCISE OF THE OFFERING WARRANTS
The Registration Statement and the Prospectus, as supplemented by the Supplement, cover the offering of the shares of Common Stock issuable upon exercise of Warrants at the reduced exercise price of $21.30 per Warrant is effective. Accordingly, the Registration Statement and the Prospectus, as supplemented by the Supplement, reflect the terms of the Warrants as modified by this Offer to Exercise. The shares of Common Stock underlying the Warrants may not be sold, nor may offers to buy or exercise be accepted, except pursuant to such effective Registration Statement and the Prospectus (as supplemented by the Supplement), copies of which may be obtained free of charge at www.sec.gov or by contacting the Information Agent at (888) 628-8208 (toll-free). The Prospectus (as supplemented by the Supplement) contains important information about the Warrants, as modified in the manner described in the Offer to Exercise, and the Common Stock. The continuing effectiveness of the Registration Statement is a condition to the Offer to Exercise.
SECTION 11. TRADING MARKET AND PRICE RANGE OF PUBLIC WARRANTS AND COMMON STOCK
The Common Stock and Warrants are listed on NYSE under the symbols “OXY” and “OXY WS,” respectively. The following table shows the high and low sale prices per share of our Common Stock and Warrants on the NYSE for the periods indicated:

	Common Stock		Warrants
	High	Low	High	Low
First Quarter 2023	$67.93	$55.51	$46.00	$34.19
Second Quarter 2023	$66.4699	$55.89	$44.72	$34.09
Third Quarter 2023	$67.665	$57.17	$45.78	$35.32
Fourth Quarter 2023	$66.95	$55.12	$44.97	$33.32
First Quarter 2024	$65.13	$55.53	$43.23	$33.70
Second Quarter 2024	$71.185	$59.00	$49.27	$37.14
Third Quarter 2024	$64.755	$49.75	$42.85	$28.00
Fourth Quarter 2024	$56.49	$45.17	$34.552	$23.30
First Quarter 2025 (through February 28, 2025)	$ 53.20	$49.94	$ 31.18	$24.05

We intend to maintain the listing of our Common Stock on the NYSE.
SECTION 12. SOURCE AND AMOUNT OF FUNDS
Because this transaction is solely an offer to holders to exercise their outstanding Warrants, there are no funds or other consideration being paid to participants. The Company will use cash on hand to pay the fees and expenses associated with this Offer to Exercise.
SECTION 13. CERTAIN INFORMATION CONCERNING THE COMPANY
Occidental’s principal businesses consist of three reporting segments: oil and gas, chemical and midstream and marketing. The oil and gas segment explores for, develops and produces oil (which includes condensate), natural gas liquids (“NGL”) and natural gas. The chemical segment is operated by our subsidiary Occidental Chemical Corporation (OxyChem), which primarily manufactures and markets basic chemicals and vinyls. The midstream and marketing segment purchases, markets, gathers, processes, transports and stores oil (which includes condensate), NGL, natural gas, carbon dioxide and power. It also optimizes its transportation and storage capacity, and invests in entities that conduct similar activities, such as Western Midstream Partners, L.P.
The midstream and marketing segment also includes Occidental’s low-carbon ventures businesses (“OLCV”). OLCV seeks to leverage Occidental’s legacy of carbon management experience to develop carbon capture, utilization and storage projects, including the commercialization of direct air capture technology, and invests in other low-carbon technologies intended to reduce greenhouse gas emissions from Occidental’s operations and strategically partner with other industries to help reduce their emissions.
Our principal executive offices are located at 5 Greenway Plaza, Suite 110, Houston, Texas 77046; our telephone number is (713) 215-7000.
SECTION 14. HISTORICAL FINANCIAL INFORMATION AND OTHER FINANCIAL INFORMATION REGARDING THE COMPANY
This Offer to Exercise should be read in conjunction with the Company’s consolidated financial statements for the fiscal years ended December 31, 2024, 2023 and 2022 beginning on page 9 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 18, 2025 (the “Annual Report”), which is incorporated by reference herein. The Company’s SEC filings are available on the SEC’s website at www.sec.gov.

Set forth below are summary consolidated statements of operations data and summary consolidated balance sheet data presented as of and for the years ended December 31, 2024 and 2023, which should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements and the notes thereto included in the Company’s Annual Report, which is incorporated herein by reference.
Consolidated Statements of Operations Data

	Year ended December 31,
(In millions, except per share data)	2024	2023
Revenues and other income	$26,880	$28,918
Costs and other deductions	23,672	23,023
Other items	862	534
Income from continuing operations	2,896	4,696
Net income	$3,078	$4,696
Preferred stock dividends	$(679)	$(923)
Net income attributable to common stockholders	$2,377	$3,773
Per Share Data
Net income attributable to common stockholders—basic	$2.59	$4.22
Net income attributable to common stockholders—diluted	$2.44	$3.90

Consolidated Balance Sheet Data

(In millions)	December 31, 2024	December 31, 2023
Total current assets	$9,070	$8,375
Total property, plant and equipment, net	$69,378	$58,529
Total assets	$85,445	$74,008
Total current liabilities	$9,521	$9,148
Long-term debt, net	$24,978	$18,536
Total deferred credits and other liabilities	$16,466	$15,975
Total equity	$34,480	$30,349
Total liabilities and equity	$85,445	$74,008

On December 31, 2024, which is the date as of the most recent balance sheet incorporated herein by reference, the Company’s book value per share on an as reported basis was $27.569.

SECTION 15. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER TO EXERCISE; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE COMPANY’S SECURITIES
Interests of Directors and Executive Officers in the Offer to Exercise
As of February 24, 2025, there were 74,020,695 outstanding Warrants to purchase an aggregate of 74,020,695 shares of Common Stock. The Company’s executive officers and directors, as described below, hold the following Warrants and will be entitled to participate in the Offer to Exercise on the same terms and conditions as the other holders of Warrants. However, no such person has entered into any agreement or otherwise indicated to the Company whether or not such person intends to participate in the Offer to Exercise.

Name	Position at the Company	Number of Warrants Held	Percentage of Warrants Held
Christopher O. Champion	Vice President, Chief Accounting Officer and Controller	1,553	0.0021%
Kenneth Dillon	Senior Vice President	16,962	0.0229%
Vicki Hollub	President, Chief Executive Officer and Director	50,033	0.0676%
Richard A. Jackson	Senior Vice President	11,952	0.0161%
Sylvia J. Kerrigan	Senior Vice President and Chief Legal Officer	—	—
Sunil Mathew	Senior Vice President and Chief Financial Officer	4,491	0.0061%
Robert L. Peterson	Senior Vice President	16,991	0.0230%
Jeff F. Simmons	Senior Vice President	18,048	0.0244%
Vicky A. Bailey	Director	—	—
Andrew Gould	Director	2,351	0.0032%
Carlos M. Gutierrez	Director	—	—
William R. Klesse	Director	29,760	0.0402%
Jack B. Moore	Director	4,798	0.0065%
Claire O’Neill	Director	—	—
Avedick B. Poladian	Director	9,327	0.0126%
Kenneth B. Robinson	Director	—	—
Robert M. Shearer	Director	4,610	0.0062%

Transactions and Arrangements Concerning the Company’s Securities.
None of our directors, executive officers or control persons participated in any transaction involving the Warrants during the past 60 days.
For a description of other material agreements, arrangements, understandings or relationships between the Company and our directors and executive officers, including employment and change of control agreements, director and executive compensation, retirement benefits and indemnification agreements, please refer to the sections from our proxy statement filed with the SEC on March 21, 2024, which are incorporated by reference herein: “Non-Employee Director Compensation”, “Compensation Discussion and Analysis” and “Corporate Governance – Other Governance Matters”.
The Company has issued a warrant (the “Berkshire Warrant”) to Berkshire Hathaway Inc. to purchase 83,858,848.81 shares of Common Stock, exercisable at an exercise price of $59.624 per share of Common Stock at the holder’s option at any time or from time to time, in whole or in part, until the first anniversary of the date on which no shares of the Company’s Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share, remain outstanding. The exercise price and the number of shares issuable on exercise of the Berkshire Warrant are subject to certain antidilution adjustments, including for stock splits, reclassifications, noncash distributions, extraordinary cash dividends, pro rata repurchases of Common Stock, business combination transactions, and certain issuances of Common Stock (or securities exercisable or convertible into or exchangeable for Common Stock) at a price (or having a conversion or exercise price) that is less than 95% of the market price of the Common Stock at the pricing of the securities issuance.

The Company has entered into a registration rights agreement (the “Registration Rights Agreement”) affording Berkshire Hathaway Inc. certain registration rights in respect of the shares of Common Stock for which the Berkshire Warrant is exercisable.
SECTION 16. LEGAL MATTERS AND REGULATORY APPROVALS
To the knowledge of the Company, based on reasonable inquiry, we are not aware of any license or regulatory permit material to our business that might be adversely affected by or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the Offer to Exercise and the issuance of the shares of Common Stock upon the exercise of the Warrants. Our obligations under the Offer to Exercise are subject to the conditions described in “Description of the Offer to Exercise — Section 5. Conditions of the Offer to Exercise” above.
SECTION 17. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain anticipated material U.S. federal income tax consequences that may be applicable to Warrant holders who participate in the Offer to Exercise. However, we have not requested a ruling from the IRS or any opinion of counsel with regard to the treatment of Warrant holders participating in the exchange and there can be no assurance, as discussed below, that the IRS will not take a position inconsistent with any portion of this summary.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to Warrant holders in light of each Warrant holders’ particular circumstances, or to those Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, judicial opinions, administrative rulings, and published positions of the IRS, all of which are subject to change (possibly with retroactive effect).
This discussion assumes that Warrant holders hold the Warrants (and will hold their shares of our Common Stock received upon the exercise of their modified warrants) as capital assets (i.e., generally for investment). In addition, the following discussion does not address the tax consequences of the participation in the Offer to Exercise under foreign, state or local tax laws, or the additional Medicare tax on net investment income. Warrant holders are urged to consult their tax advisors as to the specific U.S. federal income tax consequences of their participation in the Offer to Exercise and related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Warrant (or a beneficial owner of shares of our Common Stock received upon exercise of the modified warrants), the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Any such partnership, and any partner of any such partnership, should consult such partnership or partner’s own tax advisors about the U.S. federal income tax consequences of participating in the Offer to Exercise.
General Tax Consequences
Anticipated Tax Treatment of Offer to Exercise
Although not free from doubt, the Company intends to take the position that the modification of the Warrants followed by an exercise of the modified warrants will be treated as an exchange of Warrants for modified warrants, which constitutes a recapitalization within the meaning of Code Section 368(a)(1)(E) for U.S. federal income tax purposes, followed by the subsequent exercise of the modified warrants. If so treated, (i) a Warrant holder who participates in the Offer to Exercise would not recognize any gain or loss as a result of modifying the Warrants, (ii) such Warrant holder’s tax basis in the modified warrants will be equal to the holder’s tax basis in the Warrants, and (iii) such Warrant holder’s holding period of the modified warrants will include the Warrant holder’s holding period of the Warrants.

Other tax consequences are possible, and the IRS may argue for the modification of the Warrants to be treated as a taxable constructive distribution from the Company. Any such constructive distribution would be subject to tax in the same manner as if the holders of the Warrants received a cash distribution from the Company equal to the fair market value of such increased interest.
The IRS has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Offer to Exercise or of a Warrant holder’s participation in the Offer to Exercise, and there is no published guidance directly on point. Because of the lack of authority dealing with transactions similar to the Offer to Exercise, the U.S. federal income tax consequences of the Offer to Exercise are unclear, and alternative characterizations are possible that could require a Warrant holder to immediately recognize income, gain or loss, or may impact such Warrant holder’s holding period. Therefore, we urge Warrant holders to consult their tax advisors regarding the tax consequences of the Offer to Exercise to them in their particular circumstances, including the consequences of possible alternative characterizations.
Anticipated Tax Treatment of the Exercise of the Modified Warrants
Upon the exercise of a modified warrant and payment of the modified exercise price in cash, it is anticipated that a Warrant holder will not recognize gain or loss and will instead be treated as acquiring shares of our Common Stock as a result of such cash exercise. In such a case, it is anticipated that the Warrant holder will have an adjusted tax basis in the Common Stock so acquired equal to the sum of (i) such Warrant holder’s adjusted tax basis in the modified warrant immediately prior to such exercise plus (ii) the exercise price paid by such Warrant holder for the Common Stock in connection with exercising such modified warrant. The holding period for the Common Stock so acquired would begin on the day of exercise or on the day after the exercise of the modified warrant.
Tax Consequences to U.S. Holders
As used herein, the term “U.S. holder” means a beneficial owner of the Warrants, modified warrants or the Common Stock received upon the exercise of modified warrants for U.S. federal income tax purposes who is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (x) it is subject to the primary supervision of a U.S. court and one or more U.S. persons has the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.
Distributions on Common Stock Received upon Exercise of Warrants
After a U.S. holder exercises the modified warrant, it is anticipated that any distributions a U.S. holder receives in respect of our Common Stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of such U.S. holder’s tax basis in the shares of our Common Stock, and thereafter as gain from the sale or exchange of the stock, as described below in “Tax Consequences to U.S. Holders – Sale or Other Taxable Disposition of Common Stock.” Dividends received by a non-corporate U.S. holder currently qualify for a reduced rate of tax if such U.S. holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. holder may be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.
Sale or Other Taxable Disposition of Common Stock
A U.S. holder will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received and (ii) such U.S. holder’s adjusted tax basis in the shares of our Common Stock. Any gain or loss a U.S. holder recognizes recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if such U.S. holder’s holding period in the Common Stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if such U.S. holder’s holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding
Information reporting requirements generally will apply to certain U.S. holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, Common Stock. Under the Code and applicable Treasury Regulations, a U.S. holder of Common Stock may be subject to backup withholding (currently at a rate of 24%) with respect to dividends paid on Common Stock, or the proceeds of a sale, exchange or disposition of Common Stock, unless such U.S. holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding (e.g., on an IRS Form W-9 or similar form) and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding rules to their particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.
Tax Consequences to Non-U.S. Holders
The following discussion is limited to certain U.S. federal income tax consequences relevant to a non-U.S. holder. For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of Warrants or shares of Common Stock acquired upon exercise of the modified warrants, as the case may be, that is neither a U.S. holder (as defined above) nor an entity treated as a partnership for U.S. federal income tax purposes.
Distributions on Common Stock Received upon Exercise of Warrants
After a non-U.S. holder exercises the modified warrant, it is anticipated that any distributions a non-U.S. holder receives in respect of our Common Stock generally will be treated as a dividend, subject to tax as ordinary income for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Common Stock, as the case may be, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section titled “Tax Consequences to Non-U.S. Holders—Sale or Other Taxable Disposition of Common Stock.”
Subject to the discussions below under “Tax Consequences to Non-U.S. Holders—Information Reporting and Backup Withholding” and “Tax Consequences to Non-U.S. Holders—Additional Withholding Tax on Payments Made to Foreign Accounts”, dividends paid to a non-U.S. holder of Common Stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).
Non-U.S. holders generally will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding Common Stock in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or Form W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Sale or Other Taxable Disposition of Common Stock
Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of Common Stock unless:
•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	our Common Stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). There can be no assurances that we are not or will not become a USRPHC. If, however, we were a USRPHC during the applicable testing period, as long as our Common Stock is regularly traded on an established securities market (such as the NYSE), our Common Stock will be treated as U.S. real property interests only for a non-U.S. holder who actually or constructively holds (at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period) more than 5% of such regularly traded stock.
Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Subject to the discussion below on foreign accounts, a non-U.S. holder generally will not be subject to backup withholding with respect to distributions on Common Stock the Company makes to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such non-U.S. holder is a United States person and such non-U.S. holder certifies its non-U.S. status, such as by providing a valid IRS Form W- 8BEN, Form W-8BEN-E or Form W-8ECI, or other applicable certification. Information returns generally will be filed with the IRS, however, in connection with any distributions made on Common Stock to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.
Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of Common Stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of Common Stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or Form W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption. Proceeds of a disposition of Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends or gross proceeds from the sale or other disposition of Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non- compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of our Common Stock, which may be relied upon by taxpayers until final regulations are issued. Non-U.S. holders should consult their tax advisors regarding this legislation.
THE FOREGOING DISCUSSION IS ONLY A GENERAL SUMMARY AND IS NOT A COMPLETE DISCUSSION OF ACTUAL U.S. TAX CONSIDERATIONS THAT MAY BE RELEVANT TO YOU. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR SITUATION AS IT RELATES TO THE TAX CONSEQUENCES OF THE DEEMED EXCHANGE OF WARRANTS FOR MODIFIED WARRANTS, THE EXERCISE OF MODIFIED WARRANTS FOR OUR COMMON STOCK, AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.
SECTION 18. ACCOUNTING TREATMENT
If all of the outstanding Warrants are exercised for cash at the temporarily reduced exercise price, the Company’s cash will increase by the aggregate proceeds from exercise of approximately $1.6 billion and there will be a corresponding increase to shareholders’ equity for the same amount.
In addition, the temporarily reduced exercise price of the Warrants is a short-term inducement offer, which under the analogous authoritative guidance of Financial Accounting Standards Board’s Accounting Standard Codification 815-40, Contracts in Entity’s Own Equity, is accounted for as a modification to the contractual terms of the Warrant Agreement, wherein, the incremental fair value of the Warrant resulting from the temporary exercise price modification, if any, would be recognized as equity issuance costs, within additional paid-in-capital, on the Company’s balance sheet, for each Warrant exercised at the temporarily reduced exercise price.
SECTION 19. FEES AND EXPENSES
The Company has retained Equiniti Trust Company, LLC to act as Depositary Agent.

The Company has also retained D.F. King & Co., Inc. as the Information Agent. The Company expects that the Information Agent will use reasonable commercial efforts to contact holders of the Warrants by mail, telephone, facsimile or other electronic means and communicate the terms and deadlines for participation in the Offer to Exercise. The Information Agent will receive a fee of $17,500, plus $2,500 for each extension of the offer period, if any. In addition, the Company expects to reimburse the Information Agent for reasonable out-of-pocket expenses, and the Information Agent will be indemnified by the Company against certain claims and expenses that arise out of the performance of its services.
The Company may also use the services of its officers and employees to solicit holders of the Warrants to participate in the Offer to Exercise without additional compensation.
SECTION 20. TRANSFERS
The Warrants are listed for trading on the NYSE. For holders of record of the Warrants, the Warrant Agreement provides that a holder may transfer the Warrants to a third party upon surrender of such Warrant to the warrant agent together with appropriate signatures and instructions for transfer. Any holder of record of a Warrant who desires to effect a transfer should present the Warrant to Equiniti Trust Company, LLC in the manner set forth in the Warrant Agreement. If you hold your Warrants electronically in “street name” through a broker or other nominee, please contact your nominee about the procedures for transferring your Warrants.
SECTION 21. ADDITIONAL INFORMATION
This Offer to Exercise is part of the Schedule TO that we have filed with the SEC. This Offer to Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC, including the Prospectus and the Supplement, before making a decision on whether to participate in the Offer to Exercise. These include:
•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 18, 2025 (our “Annual Report”);
•
the portions of our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 21, 2024; and

•	the description of our Common Stock contained in Exhibit 4.1 to our Annual Report, including any amendments or reports filed for the purpose of updating such description.
The information in the filings listed above is not incorporated herein by reference except to the extent explicitly noted elsewhere in this Offer to Exercise. You can obtain and inspect any of the documents incorporated by reference in this document from the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by contacting the Information Agent. The Information Agent may be reached at:
D.F. King & Co., Inc.
48 Wall St, 22nd Floor
New York, NY 10005
Toll-Free: (888) 628-8208
Email: OXY@dfking.com
The board of directors of the Company recognizes that the decision to participate in the Offer to Exercise is an individual one that should be based on a variety of factors. The holders of the Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Exercise from the Company is limited to the Offering Materials.
The Company is subject to the information requirements of Section 13 of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Exercise and the Registration Statement, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

SECTION 22. INFORMATION REQUESTS AND ASSISTANCE
Please direct questions or requests for assistance regarding this Offer to Exercise, Election to Participate and Exercise Warrants, and Notice of Withdrawal or other materials, to the Information Agent. In particular, if you wish to exercise your Warrants at the temporarily reduced exercise price and have any questions about the steps required to validly tender your Warrants at the temporarily reduced exercise price, the Company encourages you to contact the Information Agent or the broker or other nominee who holds your Warrants before taking any steps to exercise your Warrants.
You may request additional copies of this document and any of the Offering Materials from the Information Agent at:
D.F. King & Co., Inc.
48 Wall St, 22nd Floor
New York, NY 10005
Toll-Free: (888) 628-8208
Email: OXY@dfking.com
You may contact Equiniti Trust Company, LLC, which is acting as the Company’s Depositary Agent for the Offer to Exercise, including by first-class mail delivery or overnight courier, at:
Equiniti Trust Company, LLC
Shareowner Services
Voluntary Corporate Actions
1110 Centre Pointe Curve, Suite 101
Mendota Heights, Minnesota 55120
Telephone: (877) 699-8166
Facsimile: (866) 734-9952